Exhibit 99.1

Media Contact:

Nadine Youssef, +1 312-696-6601 or nadine.youssef@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar, Inc. Declares Regular Quarterly Dividend of 22 Cents Per Share

CHICAGO, Sept. 30, 2016—The board of directors of Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today declared a quarterly dividend of 22 cents per share. The dividend is payable Oct. 28, 2016, to shareholders of record as of Oct. 11, 2016.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, and retirement plan providers and sponsors. Morningstar provides data on approximately 530,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on nearly 18 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $185 billion in assets under advisement and management as of June 30, 2016. The company has operations in 27 countries.

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